Exhibit 99.1

DENALI THERAPEUTICS ANNOUNCES POSITIVE CLINICAL RESULTS FROM LRRK2 INHIBITOR PROGRAM FOR PARKINSON’S DISEASE

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Healthy volunteer study of DNL201 meets all objectives in phase 1 clinical study, including CSF exposure levels and LRRK2 inhibition, as well as pathway engagement, at doses that were safe and well tolerated

•	DNL201 will advance to Phase 1b in Parkinson’s disease patients with and without a genetic LRRK2 mutation

SOUTH SAN FRANCISCO – 1 August, 2018 – Denali Therapeutics Inc. (NASDAQ: DNLI), a biopharmaceutical company developing a broad portfolio of product candidates for neurodegenerative diseases, today announced positive results from its Phase 1 clinical study with DNL201, a small molecule inhibitor of leucine-rich repeat kinase 2 (LRRK2).

In a randomized, double blind, placebo-controlled, oral dose study in healthy subjects, DNL201 achieved its safety, pharmacokinetic, and pharmacodynamic objectives. DNL201 was generally well tolerated with no serious adverse events at doses that achieved high levels of cerebrospinal fluid (CSF) exposure, robust target engagement as measured by two blood-based biomarkers of LRRK2 activity, and effects on biomarkers of lysosomal function.

Mutations in the LRRK2 gene are the most frequent genetic cause of Parkinson’s disease and a major driver of lysosomal dysfunction, which contribute to the formation of Lewy body protein aggregates and neurodegeneration. LRRK2 regulates lysosomal genesis and function, which is impaired in Parkinson’s disease and may be restored by LRRK2 inhibition, thereby potentially positively modifying disease progression in patients with a genetic LRRK2 mutation as well as in patients with sporadic Parkinson’s disease.

In the study of DNL201, more than 100 healthy subjects, including healthy elderly subjects, received either single or multiple ascending doses or placebo. Based on the clinical data from this study, Denali intends to advance DNL201 into a Phase 1b clinical study in Parkinson’s disease patients with and without a genetic LRRK2 mutation by year-end 2018. Detailed clinical data from the Phase 1 study with DNL201 will be presented at a future medical conference.

"We conclude from this clinical trial that DNL201 was able to achieve the targeted level of LRRK2 inhibition at doses that were safe and well tolerated. We are pleased that the trial was a success in all these key measures. The trial data give us confidence to proceed with further clinical testing in Parkinson’s patients and provide a solid basis for selection of the optimal dose for future clinical trials in patients," said Carole Ho, M.D., Chief Medical Officer.

"We are leading the way in testing LRRK2 inhibitors in humans with the goal of bringing a disease modifying therapeutic to patients suffering from Parkinson’s disease," said Ryan Watts, Ph.D., CEO. "We are also encouraged to see mounting evidence supporting a role of LRRK2 inhibition in the broader sporadic Parkinson’s disease population, in addition to Parkinson’s disease genetically associated with a LRRK2 mutation."

A Phase 1 dose escalation study with DNL151, a second small molecule inhibitor of LRRK2, is ongoing in the Netherlands.
About Denali

Denali is a biopharmaceutical company developing a broad portfolio of therapeutic candidates for neurodegenerative diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the blood-brain barrier and guiding development with biomarker monitoring to demonstrate target engagement and select patients. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, plans to progress DNL201 into a Phase 1b clinical study in Parkinson’s disease patients with and without a genetic LRRK2 mutation by year-end 2018, results of targeting mutations of LRRK2 to develop disease modifying medicines for Parkinson’s disease patients, the effects of restoring LRRK2 activity to normal levels and potential benefits to both patients with LRRK2 mutations and idiopathic Parkinson’s disease who exhibit lysosomal dysfunction, Denali’s plans to conduct further clinical testing in this area, statements regarding dose selection for future clinical trials, Denali’s plans to present the clinical data from the Phase 1 study with DNL201, and statements made by Denali’s CMO and CEO.

Actual results are subject to risks and uncertainties and may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to, risks related to: Denali’s early stages of clinical drug development; Denali’s ability to complete the development and, if approved, commercialization of its product candidates; Denali’s dependence on successful development of its BBB platform technology and product candidates currently in its core program; Denali’s ability to conduct or complete clinical trials on expected timelines; the uncertainty that any of Denali’s product candidates will receive regulatory approval necessary to be commercialized; Denali’s ability to continue to create a pipeline of product candidates or develop commercially successful products; Denali’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; implementation of Denali’s strategic plans for its business, product candidates and BBB platform technology; and other risks, including those described in Denali’s Annual Report on Form 10-K filed with the SEC on March 19, 2018, Denali’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2018 and Denali’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Denali as of the date hereof. Denali disclaims any obligation to update any forward-looking statements, except as required by law.
Contacts:

Lizzie Hyland
(646) 495-2706
lhyland@gpg.com

or

Morgan Warners
(202) 295-0124
mwarners@gpg.com